Report of Independent Registered Public Accounting Firm

EXHIBIT 15.1

The Board of Directors

Mercury General Corporation:

We have reviewed the accompanying consolidated balance sheet of Mercury General Corporation and subsidiaries as of June 30, 2004, the related consolidated statements of income and comprehensive income for the three-month and six-month periods ended June 30, 2004 and 2003, and the related consolidated statements of cash flows for the six-month periods ended June 30, 2004 and 2003. These consolidated financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards established by the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Mercury General Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the years then ended (not presented herein); and in our report dated February 2, 2004, we expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP

Los Angeles, California

August 2, 2004